Exhibit 10.1

THIRD AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This THIRD Amendment (the "Amendment"), dated December 28, 2012, is entered into by and between EMCORE CORPORATION, a New Jersey corporation ("Company"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Wells Fargo"), acting through its Wells Fargo Capital Finance operating division.

Recitals

Company and Wells Fargo are parties to a Credit and Security Agreement dated November 11, 2010 (as amended from time to time, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Company has requested that certain amendments be made to the Credit Agreement, which Wells Fargo is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Amendments. The Credit Agreement is hereby amended as follows:
(a) Section 1.1(a) of the Credit Agreement is hereby deleted and replaced as follows:
(a)    Maturity and Termination Dates. Company may request Advances from the date that the conditions set forth in Section 3 are satisfied until the earlier of: (i) November 11, 2015 (the "Maturity Date"), (ii) the date Company terminates the Line of Credit, or (iii) the date Wells Fargo terminates the Line of Credit following an Event of Default. (The earliest of these dates is the "Termination Date.")
(b) Section 1.2(a) of the Credit Agreement is hereby deleted and replaced as follows:
(a)    Borrowing Base. The borrowing base (the "Borrowing Base") is an amount equal to:
(i)    85% or such lesser percentage of Eligible Accounts as Wells Fargo in its sole discretion may deem appropriate; provided, that the percentage shall be 85% so long as the dilution of the Accounts is 5% or less, plus
(ii)    85% or such lesser percentage of Eligible Foreign Accounts (which are not more than 120 days past invoice date) as Wells Fargo in its sole discretion may deem appropriate, provided, that the percentage shall be 85% so long as the dilution of the Accounts is 5% or less or $10,000,000.00, whichever is less, plus

(iii)    $7,593,750.00, which amount shall be reduced on January 1, 2013 and on the first day of each month thereafter by $101,250.00, which amount shall be further reduced to $5,000,000.00 on the earlier of (1) the date that the Company receives insurance proceeds of not less than the final cash proceeds being paid by Fabrinet applicable to the flood event described in the Company's October 24, 2011 press release, or (2) March 31, 2013 (the earlier of such dates being the "Reduction Date"), and which amount shall be further reduced on May 1, 2013 and on the first day of each month thereafter by $90,909.09.
(iv)    85% or such lesser percentage of the Net Orderly Liquidation Value of Eligible Inventory (consisting of finished goods or raw materials) as Wells Fargo in its sole discretion may deem appropriate, or $10,000,000.00, whichever is less, less
(v)    the Borrowing Base Reserve, less
(vi)    Indebtedness (including amounts outstanding under letters of credit) that Company owes Wells Fargo that has not been advanced on the Revolving Note, less
(vii)    Indebtedness that is not otherwise described in Section 1, including Indebtedness that Wells Fargo in its sole discretion finds on the date of determination to be equal to Wells Fargo's net credit exposure with respect to any rate hedge agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement extended to Company by Wells Fargo and any Indebtedness owed by Company to Wells Fargo Merchant Services, L.L.C.
(c) Section 5.2 of the Credit Agreement is hereby deleted and replaced as follows:
5.2    Financial Covenants. Company agrees, for any fiscal quarter in which the excess availability under the Borrowing Base plus all of the Company's cash and cash equivalents on deposit with Wells Fargo is at any time less than $3,500,000.00, which amount shall be automatically increased by $1,000,000.00 on June 30, 2013, and by $1,000,000.00 on each fiscal quarter end until such time said amount is equal to $7,500,000.00 (which availability may be supplemented by draws upon the committed common stock equity facility dated August 16, 2011 and maintained with Commerce Court, not more than two times per year), to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied, except as they may be otherwise modified by the following capitalized definitions. Any of the foregoing notwithstanding, the Company shall have the right to draw on its equity facility at any time for any purpose other than that specifically limited by this Section 5.2.

(a)Tangible Net Worth. The Company shall, during each period described below, maintain a Tangible Net Worth of not less than the amounts set forth below:

Quarter Ending	Minimum Required Tangible Net Worth
December 31, 2012	$55,000,000.00
March 31, 2013	$62,500,000.00
June 30, 2013	$70,000,000.00
September 30, 2013	$77,500,000.00
December 31, 2013	$79,000,000.00

(b)EBITDA. The Company shall, during each period described below, achieve an EBITDA of not less than (or in the event a negative EBITDA is permitted a negative EBITDA of not more than) the amounts set forth below, as measured from the last day of the immediately preceding fiscal year. For purposes of determining compliance with this Section 5.2(b), write downs on Equipment and Inventory and insurance recoveries applicable to the occurrence of the flood (which was described in the Company's October 24, 2011 press release) shall be included in the EBITDA calculation.

Quarter Ending	Minimum Required EBITDA/ (Maximum Permitted negative EBITDA)
December 31, 2012	$0.00 over previous 3 months
March 31, 2013	$7,500,000.00 over previous 6 months
June 30, 2013	$15,000,000.00 over previous 9 months
September 30, 2013	$22,500,000.00 over previous 12 months
December 31, 2013	$1,500,000.00 over previous 3 months

(c)Capital Expenditures. The Company shall not incur or contract to incur Capital Expenditures (whether unfinanced or not) of more than $10,000,000.00 in the aggregate during the Company's 2013 fiscal year.
(d)New Covenants. The Company and Wells Fargo shall agree on new financial covenants for Sections 5.2(a-c) by December 31, 2013, and by December 31 of each year thereafter. Wells Fargo will propose new financial covenants within two (2) weeks of receipt of projections required pursuant to Section 5.1(d).
(e)Exhibit E to the Credit Agreement is hereby deleted and replaced with Exhibit E attached hereto.
2. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

3. Amendment Fee. The Company shall pay Wells Fargo a fully earned, non-refundable fee in the amount of $25,000.00 in consideration of Wells Fargo's execution and delivery of this Amendment, which fee shall be immediately due and payable.

4. Conditions Precedent. This Amendment shall be effective when Wells Fargo shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Wells Fargo in its sole discretion:

(a) The Acknowledgment and Agreement of Guarantors set forth at the end of this Amendment, duly executed by each Guarantor.

(b) A Certificate of the Secretary of the Company certifying as to (i) the resolutions of the board of directors of the Company approving the execution and delivery of this Amendment, (ii) the fact that the articles of incorporation and bylaws of the Company, which were certified and delivered to Wells Fargo pursuant to the Certificate of Authority of the Company's secretary or assistant secretary dated November 11, 2010 continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Company who have been certified to Wells Fargo, pursuant to the Certificate of Authority of the Company's secretary or assistant secretary dated November 11, 2010, as being authorized to sign and to act on behalf of the Company continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Company authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Company.

(c) Such other matters as Wells Fargo may require.

5. Representations and Warranties. The Company hereby represents and warrants to Wells Fargo as follows:

(a) The Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) The execution, delivery and performance by the Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Company, or the articles of incorporation or by-laws of the Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected.

(c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

6. References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

7. No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Amendment.

8. Release. The Company, and each Guarantor signing the Acknowledgment and Agreement of Guarantors set forth below, hereby absolutely and unconditionally releases and forever discharges Wells Fargo, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Company or each Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

9. Costs and Expenses. The Company hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Company specifically agrees to pay all title insurance premiums, fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by the Company, make a loan to the Company under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such premiums, fees, disbursements, costs and expenses and the fee required under Paragraph 3 of this Amendment.

10. Collateral Appraisal. The Company acknowledges that Wells Fargo is exercising its rights under Section 5.9(d) of the Credit Agreement to order a Collateral appraisal.

11. Miscellaneous. This Amendment and the Acknowledgment and Agreement of Guarantors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

EMCORE CORPORATION, a New Jersey corporation

By /s/ Mark Weinswig

Its Chief Financial Officer

WELLS FARGO Bank, National
Association

By /s/ Joe Primack

Its Authorized Signatory